                                              Exhibit 99.1
DISCOVER FINANCIAL SERVICES REPORTS FIRST QUARTER NET INCOME OF $1.6 BILLION
OR $5.04 PER DILUTED SHARE

First Quarter Results
	2021	2020	YOY Change
Total loans, end of period (in billions)	$86.3	$93.0	(7%)
Total revenue net of interest expense (in millions)	$2,795	$2,888	(3%)
Total net charge-off rate	2.48%	3.27%	-79 bps
Net income/(loss) (in millions)	$1,593	($61)	NM
Diluted EPS	$5.04	($0.25)	NM

Riverwoods, IL, April 21, 2021 - Discover Financial Services (NYSE: DFS) today reported net income of $1.6 billion or $5.04 per diluted share for the first quarter of 2021, as compared to a net loss of ($61) million or ($0.25) per diluted share for the first quarter of 2020.

“Our first quarter results were characterized by sustained strong credit performance, robust sales growth, and solid execution on operating and funding costs. These results highlight that our value proposition continues to resonate with consumers, and underscores the efficiency and capital generation of our digital banking model,” said Roger Hochschild, CEO and President of Discover. “As the economy recovers, we believe the actions we took through the pandemic to protect our employees, aid our customers, and invest in our franchise create a compelling position for Discover in 2021 and beyond.”

Segment Results:

Digital Banking

Digital Banking pretax income of $2.0 billion for the quarter was $2.2 billion higher than the prior year period primarily driven by a decrease in the provision for credit losses and lower operating expenses, partially offset by lower revenue net of interest expenses.

Total loans ended the quarter at $86.3 billion, down 7% year-over-year. Credit card loans ended the quarter at $67.3 billion, down 9% year-over-year. Personal loans decreased $690 million, or 9%, and private student loans increased $196 million, or 2%, year-over-year. The organic student loan portfolio, which excludes purchased loans, increased $464 million, or 5% from the prior year.

Net interest income for the quarter decreased $68 million, or 3%, from the prior year period, driven by lower average receivables partially offset by lower interest charge-offs and a favorable net impact from lower market rates. Net interest margin was 10.75%, up 54 basis points versus the prior year period. Card yield was 12.71%, a decrease of 19 basis points from the prior year period primarily driven by a lower prime rate partially offset by a favorable portfolio mix and lower interest charge-offs. Interest expense as a percent of total loans decreased 103 basis points from the prior year period, primarily as a result of lower market rates and proactive management of deposit costs, and a favorable shift in the funding mix.

Non-interest income increased $13 million, or 4%, from the prior year, mainly driven by higher discount/interchange revenue partially offset by higher rewards cost and decreased loan fee income.

The overall net charge-off rate of 2.48% was 79 basis points lower versus the prior year reflecting strong credit performance across the portfolio. The credit card net charge-off rate was 2.80%, down 85 basis points from the prior year and up 17 basis points from the prior quarter. The 30+ day delinquency rate for credit card loans was 1.85%, down 77 basis points year-over year and down 22 basis points from the prior quarter. The student loan net charge-off rate was 0.53%, down 15 basis points from the prior year and down 18 basis points from the prior quarter. Personal loans net charge-off rate of 2.80% was down 79 basis points from the prior year and up 1 basis point from the prior quarter.

Provision for credit losses of ($365) million decreased $2.2 billion from the prior year period driven by a reserve release in the quarter and lower net charge-offs. The first quarter of 2021 included an $879 million reserve release, compared to a reserve build of $1.1 billion in the first quarter of 2020. Net charge-offs were $232 million lower than the prior year.

Total operating expenses were down $71 million, year-over year, or 6%, primarily reflecting lower marketing expense partially offset by higher compensation. Marketing decreased driven by reductions in brand and acquisition expense. The increase in employee compensation was driven by a higher bonus accrual and higher average salaries.

Payment Services

Payment Services pretax income was $52 million, down $31 million year-over-year reflecting a one-time gain on the sale of an equity investment in the prior year.

Payment Services volume was $75.9 billion, up 19% year-over-year. PULSE dollar volume was up 23% year-over-year driven by stimulus funds distributed in January and March of this year, and higher average spend per transaction as purchase patterns changed related to the pandemic. Diners Club volume was down 24% year-over-year reflecting the global impact of COVID-19 across all regions. Network Partners volume increased by 38% year-over-year driven by AribaPay volume.

Share Repurchase

During the first quarter of 2021, the company repurchased approximately 1.3 million shares of common stock for $119 million.
Shares of common stock outstanding declined by 0.2% from the prior quarter.

Conference Call and Webcast Information

The company will host a conference call to discuss its first quarter results on Thursday, April 22, 2021, at 7:00 a.m. Central time. Interested parties can listen to the conference call via a live audio webcast at https://investorrelations.discover.com.

About Discover

Discover Financial Services (NYSE: DFS) is a digital banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America's cash rewards pioneer, and offers private student loans, personal loans, home loans, checking and savings accounts and certificates of deposit through its banking business. It operates the Discover Global Network comprised of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.

Contacts:
Investors:                Media:
Eric Wasserstrom, 224-405-5923        Jon Drummond, 224-405-1888
ericwasserstrom@discover.com        jondrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company's Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC's website (http://www.sec.gov) and the company's website (https://investorrelations.discover.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the effect of the coronavirus disease 2019 ("COVID-19") pandemic and measures taken to mitigate the pandemic, including their impact on our credit quality and business operations as well as their impact on general economic and financial markets, changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to tax reform, financial regulatory reform, consumer financial services practices, anti-corruption, and funding, capital and liquidity; the actions and initiatives of current and potential competitors; the company's ability to manage its expenses; the company's ability to successfully achieve card acceptance across its networks and maintain relationships with network participants; the company's ability to sustain and grow its non-card products; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; the company's ability to manage its credit risk, market risk, liquidity risk, operational risk, compliance and legal risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company's investment portfolio; limits on the company's ability to pay dividends and repurchase its common stock; limits on the company's ability to receive payments from its subsidiaries; fraudulent activities or material security breaches of key systems; the company's ability to remain organizationally effective; the company's ability to increase or sustain Discover card usage or attract new customers; the company's ability to maintain relationships with merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; the company's ability to introduce new products or services; the company's ability to manage its relationships with third-party vendors; the company's ability to maintain current technology and integrate new and acquired systems; the company's ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company's ability to attract and retain employees; the company's ability to protect its reputation and its intellectual property; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company's results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business - Competition,” “Business - Supervision and Regulation” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended December 31, 2020, which is filed with the SEC and available at the SEC's internet site (http://www.sec.gov) and subsequent reports on Forms 8-K and 10-Q, including the company's Current Report on Form 8-K filed today with the SEC.